Exhibit 10.1

November 19, 2010

Ramsey E. Hashem
923 Peachtree Street NE
Suite 1831
Atlanta, Georgia  30309

Dear Ramsey:

I have enjoyed our conversations with you regarding an employment opportunity with Sharps Compliance, Inc. (“Sharps” or the “Company”). We are pleased to offer you the position of Chief Operating Officer with Sharps reporting directly to me. The offer is contingent upon, (i) your acceptance of the terms and conditions of employment, (ii) completion, to the Company’s sole satisfaction, of reference and background checks and (iii) results of drug testing to the Company’s sole satisfaction.

Your compensation will include a base salary of $7,692.31 per pay period (twenty-six pay periods per year). As an employee of Sharps, you will be eligible to participate in the Company’s group benefit program which includes: group health, vision, dental, disability insurance and 401(k). A summary description of the program, including employee premiums, was sent to you by Lynn Carnes.

You will be entitled to a grant of 50,000 options to purchase the Company’s common stock effective on your start date of November 29, 2010. Stock option grants are subject to the terms of the 2010 Sharps Compliance Corp. Stock Plan (“Plan”). The Plan is included as an exhibit to the Company’s 2010 Proxy Statement. Additionally and under the Plan, the exercise price of stock option grants will be equal to the price of the Company’s common stock (as traded on NASDAQ) at the end of the day on the grant date (i.e., November 29, 2010).  You will also be eligible to participate in the Executive Incentive Compensation Plan (which is included in the Company’s 2010 Proxy Statement).

Since your relocation to Houston is a requirement for this position, you will also be entitled to reimbursement for moving-related expenses of up to $10,000 (request for reimbursement must be supported with appropriate receipts). Additionally, the Company will provide you with up to four (4) months of temporarily living at a facility mutually agreed between you and the Company.

Sharps Compliance, Inc.
9220 Kirby Drive  Suite 500
Houston, Texas 77054
   www.sharpsinc.com

Ramsey E. Hashem

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an “at-will” employer.  At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time.  Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which will be provided to you when you join the Company.  You also agree to enter into a non-compete and confidentiality agreement consistent with the attached Exhibit I and a confidentiality and intellectual property agreement as shown on Exhibit II.

Notwithstanding the above, the Company agrees to provide you with three (3) months of severance (paid on a bi-weekly basis consistent with the Company’s current payroll practices) should your employment be terminated “without cause”.

We are pleased to offer you this opportunity and are confident that you will make a measurable contribution to the Company. Should the above be acceptable to you, please, (i) sign your acceptance of this offer of employment and (ii) complete and sign the attached Application of Employment including drug testing and release of information consents. Both items should be faxed to the attention of Lynn Carnes at 713-660-3583; alternatively, you may scan and e-mail the executed documents to Lynn at lcarnes@sharpsinc.com.

As agreed, your initial date of employment, subject to the conditions as outlined in this letter, will be November 29, 2010.

Should you have any questions, please feel free to call me at 713-660-3514.

Sincerely,

David P. Tusa
Chief Executive Officer and President

Attachments

Accepted and Agreed:

_____________________________
Ramsey E. Hashem
November  23, 2010

Sharps Compliance, Inc.
9220 Kirby Drive  Suite 500
Houston, Texas 77054
   www.sharpsinc.com